Exhibit 23.1
KPMG LLP
1660 International Drive
McLean,VA 22l02
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aether Holdings, Inc.;
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 15, 2005 with respect to the consolidated balance sheets of Aether Holdings. Inc. and subsidiaries (formally, Aether Systems, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated April 11, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K/A of Aether Holdings, Inc.
KPMG LLP
McLean, Virginia
September 1, 2005